Exhibit 10.1

SETTLEMENT AND RELEASE AGREEMENT

This Settlement and Release Agreement (“Agreement”) is entered as of the latest date indicated on the signature page hereto (the “Effective Date”), by and between Clean Wind Energy Tower, Inc. and Clean Wind Energy, Inc. (collectively “CWE”), on one hand, and John W. Hanback (“Hanback”), Christopher W. Johnson (“Johnson”) and Itzhak Tepper (“Tepper”), on the other hand.  CWE, Hanback, Johnson and Tepper (the “Parties” and each a “Party”), intending to be legally bound, covenant, agree and represent as follows:

WHEREAS, disputes arose regarding various matters between CWE, on the one hand, and Hanback, Johnson and Tepper, on the other.  CWE filed a lawsuit against Hanback and Johnson in the United States District Court for the Eastern District of Virginia, Alexandria Division, Civil Action No. 1:11cv1206 LMB/TRJ (“the “Lawsuit”);

WHEREAS, CWE denies any and all liability to Hanback, Johnson or Tepper, and Hanback, Johnson and Tepper deny any and all liability to CWE;

WHEREAS, to avoid the delays and expense of further litigation, the Parties desire to resolve their disputes under the terms and conditions of this Agreement; and

WHEREAS, the Parties believe that the terms of this Agreement are fair and were reached in good faith.

NOW THEREFORE, in consideration of these premises and the mutual promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.      Dismissal.  Promptly after the Effective Date, the Parties shall jointly file a Stipulation of Dismissal of the Lawsuit with prejudice pursuant to FRCP 41 with each Party to bear its own costs and fees.

2.      Stock Shares. At such time as Payment is made pursuant to section 3 herein (collectively, “the Payment), which shall occur on or before February 15, 2012 (the “Closing Date”), Hanback, Johnson and Tepper shall return all shares of CWE or Clean Wind Energy Tower, Inc. stock to CWE or to a designee of CWE. Hanback, Johnson and Tepper shall take any reasonable steps necessary to effectuate the return their stock shares to CWE or its designee.

3.      Payment.  On the Closing Date, CWE shall cause to be paid to (a) Hanback the sum of Seventy-Four Thousand Dollars ($74,000.000); (b) Johnson the sum of Forty Thousand Six Hundred Dollars ($40,600.00); and (c) Tepper the sum of Fifty-Nine Thousand Five Hundred Dollars ($59,500.00), each in readily available funds.

4.      Patent Applications. On the Effective Date, Hanback shall tender to CWE assignments--in the precise form and manner set forth in Exhibit A hereto--of each of the following patent applications, in consideration of payments set forth in paragraph 3, to be held in escrow by David Fiske until the Closing Date, whereupon David Fiske shall provide the assignments to Jeffrey M. Schwaber for delivery to CWE: “Atmospheric Energy Extraction Devices and Methods” (Applications Nos. 13/098,476; 61/388,623); “Efficient Energy Conversion Devices and Methods” (Application No. 13/091,124); “Atmospheric Energy Extraction Devices” (Application No. 61/477,674); “Efficient Energy Conversion Devices and Methods” (Application No. 13/027,409); and “Advanced Construction of Very Large Structures Using Modified Cranes” (Application No. 61/418,851).  Hanback shall take any reasonable steps necessary to effectuate his assignment of the above-mentioned patent applications to CWE.  Mr. Fiske shall send written confirmation to CWE’s counsel of his receipt of the assignments.  Hanback shall be entitled to retain full title to and ownership of any other patents referenced in the Lawsuit.

5.      Non-Competition.  Upon the Effective Date, Hanback, Johnson and Tepper agree for a period of 15 months not to directly or indirectly attempt to procure a site for a large-scale tower which uses in any fashion non-toxic natural elements to generate electricity.  Hanback, Johnson and Tepper may undertake, conduct or participate in research and development relating to the creation of an on-site tower during this time period.  Timely payment by CWE is a condition precedent to enforcement of this paragraph.0

6.      No-Contact.  Upon the Effective Date, Hanback, Johnson and Tepper agree for a period of fifteen (15) months not to have any professional dealings with Dr. Jerry Straka or General Electric (GE).  Timely payment by CWE is a condition precedent to enforcement of this paragraph.

7.      Non-Admission.  Each of the Parties expressly denies any wrongdoing or liability and nothing in this Agreement shall be interpreted as an admission of liability.

8.      Releases and Covenants:  Each of the Parties individually and on behalf of its parent corporations, subsidiary corporations, affiliated entities, officers, directors, agents, attorneys, representatives, successors and assigns, hereby releases and covenants not to sue the other Party, its parent corporations, subsidiary corporations, affiliated entities, officers, directors, agents, attorneys, representatives, successors and assigns, for any claims, costs, damages, demands, liabilities and expenses, known or unknown, whether at common law, in equity or under any statute, based in whole or in part upon any act or omission or other occurrence prior to the date of the execution of this Agreement, except that nothing herein shall release the Parties from their respective duties and obligations under this Agreement, which shall be enforceable if breached.

9.       Non-Disparagement.  The Parties agree not to disparage each other, and/or each other’s principals, employees and representatives.  It is expressly agreed and understood, as a part of this provision, that Hanback, Johnson and Tepper shall not directly or indirectly interfere or hinder in any way any efforts by CWE or its principals to obtain financing, funding or any other financial resources.  Nothing contained herein shall prevent either side from responding to a lawfully issued subpoena.

10.        Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia.  Sole and exclusive jurisdiction and venue over any action, suit or proceeding arising out of or relating to this Agreement in any manner shall lie in the United States District Court for the Eastern District of Virginia, Alexandria Division.  If that Court lacks subject matter jurisdiction over any such suit or proceeding, the such sole and exclusive jurisdiction and venue shall lie in the Circuit Court for the City of Alexandria.

11.        Drafting.  The Parties agree that this Agreement has been jointly drafted with the assistance of counsel for each Party and that any ambiguity shall not be construed against either Party as the drafter of the Agreement.  The headings in this Agreement are provided for informational purposes only, are not part of the Agreement and shall not be used to aid in its interpretation.

12.         Integration.  This Agreement contains the entire agreement between CWE, Hanback, Johnson and Tepper and shall bind and inure to their benefit and to that of their parent corporations, subsidiary corporations, affiliated entities, entities under common control, officers, directors, attorneys, agents, representatives, successors and assigns.  No modification or waiver of any term or condition contained in this Agreement shall be binding unless it is made in writing and signed by all of the Parties.  Upon the Effective Date, all contracts between (a) CWE and (b) Hanback, Johnson, and/or Tepper, including but not limited to the Executive Employment Agreements and the Employee Proprietary Information and Inventions Agreements between Clean Wind Energy, Inc. and each of Hanback, Johnson and Tepper, are rescinded and of no further force or effect.

13.         Counsel.  The Parties acknowledge and represent that each has been represented by the counsel of its choosing in the negotiation and execution of this Agreement, and that each Party has read the entire Agreement, and is fully aware of its legal effect.  Each of the Parties shall pay its own legal fees and costs.

14.         Voluntary Agreement.  The Parties acknowledge that they have entered into this Agreement voluntarily, without coercion and based upon their own judgment and not in reliance upon any representation or promise made by any Party.  The Parties have read this Agreement, and they are fully aware of its contents and its legal effect and all waivers herein are knowing and voluntary.

15.         Authority.  The Parties represent and warrant that they each have the power, authority and authorization to enter into this Agreement and that they have not transferred, assigned or hypothecated to any third party any of their rights released in this Agreement.

16.         Patent Prosecution Files.  CWE shall authorize Burman Y. Mathis (“Mathis”) to make his files, exclusing any privileged communications but including any communications from Hanback, concerning the Nonassignable Patent Applications available to Hanback for inspection and copying.

17.         Copies.  This Agreement may be executed in one or more counterpart originals, whether by facsimile or otherwise, all of which, taken together, shall constitute one and the same instrument.

18.         Time of the Essence.  Time is of this essence in this Agreement.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representative on the following days and year.

CLEAN WIND ENERGY, INC.	CLEAN WIND ENERGY TOWER, INC.

By: /s/ Ron Pickett	By: /s/ Ron Pickett

Print Name: ___________________	Print Name: _____________________

Title: _________________________	Title: ___________________________

Dated: January 12, 2011	Dated: January 12, 2011

JOHN W. HANBACK	CHRISTOPHER W. JOHNSON

By: /s/ John W. Hanback	By: /s/ Christopher W. Johnson

Print Name: ___________________	Print Name: _____________________

Title: _________________________	Title: ___________________________

Dated: January 12, 2011	Dated: January 12, 2011

ITZHAK TEPPER

By: /s/ Itzhak Tepper

Print Name: ___________________

Title: _________________________

Dated: January 12, 2011